Exhibit 99.1
KINDER MORGAN ANNOUNCES $0.27 PER SHARE DIVIDEND AND RESULTS FOR THIRD QUARTER OF 2021

HOUSTON, October 20, 2021 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.27 per share for the third quarter ($1.08 annualized), payable on November 15, 2021, to stockholders of record as of the close of business on November 1, 2021. This dividend represents a 3% increase over the third quarter of 2020.

KMI is reporting third quarter net income attributable to KMI of $495 million, compared to $455 million in the third quarter of 2020; and distributable cash flow (DCF) of $1,013 million, compared to $1,085 million in the third quarter of 2020. Adjusted Earnings were $505 million for the quarter, versus $485 million in the third quarter of 2020.

“Our company once again generated substantial Adjusted Earnings and robust coverage of this quarter’s dividend. Our stable cash flows and guiding philosophy create a compelling investment opportunity, as we remain committed to funding our expansion capital opportunities internally, maintaining a healthy balance sheet, and returning excess cash to our shareholders through dividend increases and/or share repurchases,” said KMI Executive Chairman Richard D. Kinder.

“Our business model, predominantly take-or-pay and fee-based long-term contracts with creditworthy customers, in conjunction with our valuable network of transportation and storage infrastructure, continues to generate strong financial performance” said KMI Chief Executive Officer Steve Kean. “We continue to allocate capital conservatively, leaving ourselves a margin of safety on the self-funded investments we make. We are maintaining that discipline as we look at opportunities in the low-carbon energy transition. That includes last quarter’s Kinetrex acquisition and the partnership we announced last month with Neste to use one of our Louisiana terminal facilities to create a storage and logistics hub for the raw material used in renewable diesel and sustainable aviation fuel, polymers and chemicals. Arrangements such as the one we have with Neste demonstrate the flexibility and durability of our assets even as energy sources evolve over time.

“In our base natural gas business, we continue to benefit from growing global natural gas demand. Our assets are well positioned to serve growing domestic markets and export locations for LNG and Mexico. Our status as a low methane emitter within our sector also positions us well to capitalize on increasing demand for responsibly-sourced or certified natural gas. And with 700 billion cubic feet of high deliverability natural gas storage capacity, we are also very well-positioned to move gas domestically when and where it’s needed most, whether during extreme weather events or more routinely to support intermittent renewable power generation.

Overall, we are looking forward to continued strong performance and exciting new opportunities in our current businesses and through the evolution of energy markets,” Kean concluded.

“Our financial performance during the quarter was strong, as we generated third quarter earnings per share of $0.22, a 10% increase over the $0.20 earnings per share achieved in the third quarter of 2020,” said KMI President Kim Dang. “At $0.44 per share, DCF per share was down $0.04 from the third quarter of 2020, primarily due to higher sustaining capital expenditures in the third quarter of 2021 versus the third quarter of 2020. During the quarter, we generated $397 million of excess DCF above our declared dividend.

“In August, we closed on the acquisition of Kinetrex Energy announced last quarter, and saw progress on the construction of its three new landfill-based renewable natural gas (RNG) facilities. We expect all three to be operational by the end of next year,” continued Dang. “With North American RNG demand projected to triple during the next two decades, we see a great deal of potential growth here that dovetails nicely with our interconnected network of assets and strong customer relationships. Based on our experience so far, we currently forecast both Kinetrex and the Stagecoach acquisition that we also announced last quarter to slightly outperform our acquisition models for the year.”

For the first nine months of 2021, KMI reported net income attributable to KMI of $1,147 million, compared to a net loss attributable to KMI of $488 million for the first nine months of 2020; and DCF of $4,367 million, up 30% from $3,347 million for the comparable period in 2020. The increases compared to the prior period are primarily related to KMI’s strong performance during the February winter storm and are therefore largely nonrecurring.

2021 Outlook

For 2021, KMI expects to generate net income attributable to KMI of $1.7 billion and declare dividends of $1.08 per share, a 3% increase from the 2020 declared dividends. Consistent with our guidance in the second quarter earnings call, we currently anticipate generating 2021 DCF of $5.4 billion and Adjusted EBITDA of $7.9 billion. KMI also expects to end 2021 with a Net Debt-to-Adjusted EBITDA ratio of 4.0.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was essentially flat in the third quarter of 2021 relative to the third quarter of 2020,” said Dang. “The segment provided higher contributions from the Texas intrastate systems and from the full year in-service of the Permian Highway Pipeline, as well as contributions from our new Stagecoach assets and from increased volumes and favorable pricing on our Altamont and Hiland Midstream systems. These were offset by lower contributions from Fayetteville Express Pipeline (FEP), El Paso Natural Gas (EPNG), and Wyoming Interstate Pipeline.”

Natural gas transport volumes were up 3% compared to the third quarter of 2020, with volumes on the Texas intrastate systems up due to increased Gulf Coast demand from industrial and LNG customers; from the Permian Highway Pipeline going into service; and from increased volumes on Tennessee Gas Pipeline (TGP) due primarily to increased deliveries to LNG customers. These increases were partially offset by declines on Colorado Interstate Gas Pipeline due to continued declining production in the Rockies basins; on EPNG due to pipeline outages; and on FEP due to contract expirations. Natural gas gathering volumes were down 4% from the third quarter of 2020 as higher volumes on our Hiland Midstream systems were offset by declines on several others, most notably on our KinderHawk and Eagle Ford assets.

“Contributions from the Products Pipelines segment were up compared to the third quarter of 2020 as demand recovery continued,” Dang said. “Total refined products volumes were up 12%, while crude and condensate pipeline volumes were down 7% compared to the third quarter of 2020. Gasoline volumes were above the comparable period last year by 9% and diesel volumes were up by 2%. Jet fuel volumes continue their strong rebound, up 56% versus the third quarter of 2020. Compared to pre-pandemic levels, using the third quarter of 2019 as a reference point, road fuels (gasoline and diesel) were down by 3% in the third quarter of 2021, while jet fuel was about 21% lower. While the emergence of the Delta variant during third quarter 2021 had a negative effect on volumes, we would expect that effect to diminish in the fourth quarter.

“Terminals segment earnings were down compared to the third quarter of 2020. Volumes across most of our truck rack terminals serving primarily domestic consumers exceeded pre-pandemic levels. At our refined products hub facilities along the Houston Ship Channel and New York Harbor, which are more exposed to international trade and blending dynamics, volumes remained below 2019 levels. However, earnings across those assets have remained largely insulated from such volume fluctuations owing to our predominantly fixed, take-or-pay contracting profile. The negative earnings variance during the quarter compared to the prior year period was largely attributable to weakness in our Jones Act business, which continued to experience lower fleet utilization and lower average charter rates, although we have seen renewed customer interest in recent weeks,” said Dang. “Our bulk business continued to benefit from strong commodity pricing and experienced gains in steel, petroleum coke, and export coal volumes compared to the third quarter of 2020.

“CO2 segment earnings were flat compared to the third quarter of 2020 due to lower CO2 sales and crude volumes and prices, partially offset by higher realized NGL prices and volumes. Due to hedges entered into in prior periods at then-prevailing prices, our realized weighted average crude oil price for the quarter was down 3% at $53.03 per barrel compared to $54.83 per barrel for the third quarter of 2020. NGL volumes were up 7% versus the third quarter of 2020 and our weighted average NGL price for the quarter was $28.01 per barrel, up 59% from the third quarter of 2020,” said Dang. “Third quarter 2021 combined oil production across all of our fields was down 6% compared to the same period in 2020 on a net to KMI basis. CO2 sales volumes were also down 5% on a net to KMI basis. However CO2 sales volumes and oil production volumes, as well as realized crude and NGL prices, are nicely above plan. Better oil production volumes are driven primarily by SACROC production, which is expected to exceed plan for the year because of reduced base decline rates and improved performance on recent projects.”

Other News

Corporate
•On August 20, 2021, KMI entered into a new $3.5 billion revolving credit facility, with a maturity date of August 2026, which may be used for working capital and other general corporate purposes. This new facility can be increased by up to $1.0 billion if certain conditions, including the receipt of additional lender commitments, are met. On the same day, KMI also amended its existing revolving credit facility, maturing November 2023, to reduce the capacity to $500 million.

Natural Gas Pipelines
•On September 21, 2021, TGP announced the initiation of a responsibly-sourced natural gas (RSG) strategic agreement with Southwestern Energy Company (SWN). The goal of the agreement is to further reduce methane emissions across the natural gas value chain. As part of the agreement, SWN will produce and TGP will transport the RSG on its existing pipeline infrastructure to serve a large market in the Northeast.
•On September 24, 2021, the FERC staff issued a Final Environmental Impact Statement (FEIS) for TGP’s approximately $246 million East 300 Upgrade project. TGP has entered into a long-term, binding agreement with Consolidated Edison Company of New York, Inc. to provide 115,000 dekatherms per day (Dth/d) of capacity to their distribution system. The expansion project involves upgrading and adding compression facilities on TGP’s system. Pending the receipt of all required permits, the project has an expected in-service date of November 1, 2022.
•Kinder Morgan Louisiana Pipeline’s approximately $145 million Acadiana expansion project began partial service on October 1, 2021, with full in-service expected in the fourth quarter of 2021, ahead of schedule. The project provides 945,000 Dth/d of capacity to serve Train 6 at Cheniere’s Sabine Pass Liquefaction facility in Cameron Parish, Louisiana.

•On October 8, 2021, TGP placed in service the compression component of its $72 million Line 261 Upgrade project located in Agawam, Massachusetts, ahead of the previously announced November 2021 in-service date.

Products Pipelines
•In the third quarter, KMI made significant progress on creating premier renewable diesel hubs in Northern and Southern California. In Northern California, we received the customer commitments necessary to proceed with constructing a renewable diesel rail hub at our Bradshaw Terminal. KMI has begun permitting activities for the $36 million project and anticipates that it will be in service in the first quarter of 2023. Upon completion, the facility will accommodate up to 15,000 barrels per day of blended diesel throughput at the truck rack. KMI continues to develop with customers a Southern California renewable diesel hub at a new renewable diesel terminal at Colton. This project will connect marine renewable diesel supplies in the Los Angeles harbor hub to nearby growth areas via KMI’s SFPP pipeline. Once completed, this would be the first movement of pure renewable diesel by pipeline in the country. These hubs will allow customers to deliver renewable diesel for blending with regular diesel and biodiesel for multiple concentrations of renewable fuel at our truck racks. KMI has also started the permitting for a project to connect marine supplies of renewable diesel coming into its Los Angeles harbor hub to its Carson Terminal truck rack for delivery of unblended renewable diesel to the local markets.

Terminals
•On September 13, 2021, KMI announced a partnership with Neste, one of the leading providers of renewable and circular solutions, to create a premier domestic raw material storage and logistics hub in the United States, supporting increased production of renewable diesel, sustainable aviation fuel and renewable feedstock for polymers and chemicals. Upon completion of the project, KMI’s Harvey, Louisiana facility will serve as the primary hub where Neste will store a variety of raw materials such as used cooking oil. The approximately $65 million project, which is supported by a long-term commercial commitment from Neste, is expected to commence operations in the first quarter of 2023.
•The KMI board of directors has approved a project that will significantly reduce the emissions profile of KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment will address emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals, and is expected to reduce CO2 equivalent emissions across the combined facilities by approximately 17,500 tons per year or 72%. The project is expected to be placed in service in the third quarter of 2023.

Energy Transition Ventures
•In August, KMI closed on its $310 million acquisition of Kinetrex Energy, thereby adding renewable natural gas (RNG) and additional liquefied natural gas (LNG) capabilities to its suite of services. In September, Kinetrex announced that construction activities have begun on three new landfill-based RNG facilities in Indiana. The approximately $146 million projects are expected to be operational by the end of next year. Upon completion of the projects, total annual RNG production from the four sites is estimated to be more than 4 billion cubic feet.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines, 144 terminals, and 700 billion cubic feet of working natural gas storage capacity. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, October 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt-to-Adjusted EBITDA; and Free Cash Flow (FCF) in relation to our CO2 segment are presented herein.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income (loss) attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income (loss) attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7).

Adjusted Earnings is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income (loss) attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic (loss) earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income (loss) attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income (loss) attributable to Kinder Morgan, Inc.. In prior periods, Net income (loss) was considered the comparable GAAP measure and has been updated to Net income (loss) attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

CO2 Segment FCF, as used in relation to our CO2 business segment, is calculated by reducing Segment EBDA (GAAP) for our CO2 business segment by Certain Items and capital expenditures (sustaining and expansion). Management uses FCF as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to FCF is Segment EBDA (GAAP). (See the accompanying Table 7.)

Our guidance for 2021 includes a forecast of net income attributable to KMI, which we previously have not provided due to the impracticability of predicting certain components of net income required by GAAP. As a result of changes to GAAP rules and guidance and our 2019 sale of Kinder Morgan Canada Limited, the impact of components related to commodity and interest rate hedge ineffectiveness and foreign currency fluctuations will be inconsequential. In addition, based on our current circumstances, we do not expect that changes in unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities will materially impact our ability to forecast net income for 2021. If the circumstances relating to these items or other GAAP requirements change and we determine that the difficulty of predicting components required by GAAP makes it impracticable for us to forecast net income attributable to KMI, we will cease to provide a forecast of net income attributable to KMI and will disclose the factors affecting our ability to do so. (See the accompanying Tables 8 and 9).

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy transition-related opportunities; KMI’s expected Net income attributable to KMI, DCF and Adjusted EBITDA for 2021 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2021; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the impacts of the COVID-19 pandemic and the pace and extent of economic recovery; the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk, potential disputed purchases and sales and potential legislative or regulatory action in response to or litigation arising out of the unprecedented circumstances of the February winter storm; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2020 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Operations
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2021	2020		2021	2020
Revenues	$3,824	$2,919		$12,185	$8,585
Operating costs, expenses and other
Costs of sales	1,559	655		4,504	1,759
Operations and maintenance	614	643		1,710	1,869
Depreciation, depletion and amortization	526	539		1,595	1,636
General and administrative	174	153		490	461
Taxes, other than income taxes	106	100		324	295
Loss on impairments and divestitures, net	4	11		1,602	1,987
Other income, net	(3)	(1)		(6)	(2)
Total operating costs, expenses and other	2,980	2,100		10,219	8,005
Operating income	844	819		1,966	580
Other income (expense)
Earnings from equity investments	169	194		392	562
Amortization of excess cost of equity investments	(21)	(32)		(56)	(99)
Interest, net	(368)	(383)		(1,122)	(1,214)
Other, net	21	14		264	32
Income (loss) before income taxes	645	612		1,444	(139)
Income tax expense	(134)	(140)		(248)	(304)
Net income (loss)	511	472		1,196	(443)
Net income attributable to NCI	(16)	(17)		(49)	(45)
Net income (loss) attributable to Kinder Morgan, Inc.	$495	$455		$1,147	$(488)
Class P Shares
Basic and diluted earnings (loss) per share	$0.22	$0.20	10%	$0.50	$(0.22)	327%
Basic and diluted weighted average shares outstanding	2,267	2,263	—%	2,265	2,263	—%
Declared dividends per share	$0.27	$0.2625	3%	$0.81	$0.7875	3%
Adjusted Earnings (1)	$505	$485	4%	$2,395	$1,407	70%
Adjusted Earnings per share (1)	$0.22	$0.21	5%	$1.05	$0.62	69%

Note
(1)	Adjusted Earnings is Net income (loss) attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings (loss) per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2021	2020		2021	2020
Net income (loss) attributable to Kinder Morgan, Inc. (GAAP)	$495	$455		$1,147	$(488)
Total Certain Items	10	30		1,248	1,895
Adjusted Earnings (1)	505	485	4%	2,395	1,407	70%
DD&A and amortization of excess cost of equity investments for DCF (2)	612	662		1,854	2,012
Income tax expense for DCF (1)(2)	165	171		754	484
Cash taxes (2)	(12)	(49)		(56)	(57)
Sustaining capital expenditures (2)	(241)	(177)		(558)	(477)
Other items (3)	(16)	(7)		(22)	(22)
DCF	$1,013	$1,085	(7)%	$4,367	$3,347	30%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2021	2020		2021	2020
Natural Gas Pipelines	$1,090	$1,082	1%	$4,248	$3,277	30%
Products Pipelines	280	269	4%	836	769	9%
Terminals	233	246	(5)%	706	732	(4)%
CO2	154	154	—%	596	485	23%
Adjusted Segment EBDA (1)	1,757	1,751	—%	6,386	5,263	21%
General and administrative and corporate charges (1)	(167)	(139)		(465)	(436)
JV DD&A and income tax expense (1)(2)	84	114		270	343
Net income attributable to NCI (1)	(16)	(17)		(49)	(45)
Adjusted EBITDA	1,658	1,709	(3)%	6,142	5,125	20%
Interest, net (1)	(376)	(391)		(1,139)	(1,222)
Cash taxes (2)	(12)	(49)		(56)	(57)
Sustaining capital expenditures (2)	(241)	(177)		(558)	(477)
Other items (3)	(16)	(7)		(22)	(22)
DCF	$1,013	$1,085	(7)%	$4,367	$3,347	30%
Weighted average shares outstanding for dividends (4)	2,279	2,276		2,278	2,276
DCF per share	$0.44	$0.48		$1.92	$1.47
Declared dividends per share	$0.27	$0.2625		$0.81	$0.7875

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs. See Table 7 for more information.
(3)	Includes pension contributions, non cash pension expense and non-cash compensation associated with our restricted stock program.
(4)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2021	2020		2021	2020
Net income (loss) attributable to Kinder Morgan, Inc. (GAAP) (1)	$495	$455	9%	$1,147	$(488)	335%
Certain Items:
Fair value amortization	(7)	(5)		(15)	(17)
Legal, environmental and taxes other than income tax reserves	—	46		112	38
Change in fair value of derivative contracts (2)	22	(6)		64	(10)
Loss on impairments, divestitures and other write-downs, net (3)	4	11		1,515	382
Loss on impairments of goodwill (4)	—	—		—	1,600
COVID-19 costs	—	11		—	11
Income tax Certain Items	(12)	(8)		(439)	(114)
Other	3	(19)		11	5
Total Certain Items (5)	10	30		1,248	1,895
DD&A and amortization of excess cost of equity investments	547	571		1,651	1,735
Income tax expense (6)	146	148		687	418
JV DD&A and income tax expense (6)(7)	84	114		270	343
Interest, net (6)	376	391		1,139	1,222
Adjusted EBITDA	$1,658	$1,709	(3)%	$6,142	$5,125	20%

Notes
(1)	In prior periods, Net income (loss) was considered the comparable GAAP measure and has been updated to Net income (loss) attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures.
(2)	Gains or losses are reflected in our DCF when realized.
(3)
Three and nine months ended September 30, 2021 amounts include a non-cash impairment of $14 million related to the reclassification of an asset to held for sale within our Terminals business segment, offset partially by a gain of $10 million on the sale of assets within our CO2 business segment. Nine months ended September 30, 2021 amount also includes a pre-tax non-cash impairment loss of $1,600 million related to our South Texas gathering and processing assets within our Natural Gas Pipelines business segment resulting from lower expectations regarding the volumes and rates associated with re-contracting and a write-down of $117 million, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Operations, on a long-term subordinated note receivable from an equity investee, Ruby Pipeline Holding Company, L.L.C, offset partially by a pre-tax gain of $206 million, reported within “Other, net” on the accompanying Preliminary Consolidated Statement of Operations, associated with the sale of a partial interest in our equity investment in NGPL Holdings LLC. Nine months ended September 30, 2020 amount includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and $21 million for asset impairments in our Products Pipelines business segment. Except as otherwise noted above, these amounts are reported within “Loss on impairments and divestitures, net” on the accompanying Preliminary Consolidated Statement of Operations. (See Table 1.)

(4)
Nine months ended September 30, 2020 amount includes a non-cash impairment of goodwill of $1,000 million and $600 million associated with our Natural Gas Pipelines Non-Regulated and CO2 reporting units, respectively.

(5)	Three months ended September 30, 2021 and 2020 amounts include $2 million and $(4) million, respectively, and nine months ended September 30, 2021 and 2020 amounts include $129 million and $(4) million, respectively, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Operations.
(6)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(7)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Natural Gas Pipelines
Transport volumes (BBtu/d)	38,527	37,475	38,593	37,887
Sales volumes (BBtu/d)	2,616	2,382	2,480	2,330
Gathering volumes (BBtu/d)	2,808	2,925	2,662	3,109
NGLs (MBbl/d) (1)	29	22	30	27
Products Pipelines (MBbl/d)
Gasoline (2)	1,023	941	987	888
Diesel fuel	389	383	395	371
Jet fuel	250	160	217	184
Total refined product volumes	1,662	1,484	1,599	1,443
Crude and condensate	491	530	503	570
Total delivery volumes (MBbl/d)	2,153	2,014	2,102	2,013
Terminals (1)
Liquids leasable capacity (MMBbl)	79.9	79.6	79.9	79.6
Liquids utilization %	94.2%	96.3%	94.2%	96.3%
Bulk transload tonnage (MMtons)	13.5	11.3	38.1	35.4
CO2
SACROC oil production	20.13	21.19	19.90	22.14
Yates oil production	6.52	6.43	6.45	6.70
Katz and Goldsmith oil production	2.06	2.59	2.29	2.81
Tall Cotton oil production	1.12	1.37	1.02	1.87
Total oil production - net (MBbl/d) (3)	29.83	31.58	29.66	33.52
NGL sales volumes - net (MBbl/d) (3)	9.68	9.06	9.32	9.43
CO2 sales volumes - net (Bcf/d)	0.37	0.39	0.39	0.45
Realized weighted average oil price ($ per Bbl)	$53.03	$54.83	$52.21	$53.28
Realized weighted average NGL price ($ per Bbl)	$28.01	$17.65	$23.73	$17.77

CO2 Segment Hedges	Remaining 2021	2022	2023	2024	2025
Crude Oil (4)
Price ($ per Bbl)	$50.38	$53.41	$51.70	$50.97	$52.19
Volume (MBbl/d)	25.70	17.00	11.20	5.90	2.85
NGLs
Price ($ per Bbl)	$36.39	$47.76
Volume (MBbl/d)	6.03	2.56
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.26	$0.59
Volume (MBbl/d)	24.55	14.00

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	September 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$102	$1,184
Other current assets	2,584	2,019
Property, plant and equipment, net	35,576	35,836
Investments	7,620	7,917
Goodwill	20,033	19,851
Deferred charges and other assets	3,725	5,166
Total assets	$69,640	$71,973
Liabilities, Redeemable Noncontrolling Interest and Stockholders' Equity
Short-term debt	$2,822	$2,558
Other current liabilities	3,003	2,516
Long-term debt	28,988	30,838
Debt fair value adjustments	1,014	1,293
Other	2,160	2,202
Total liabilities	37,987	39,407
Redeemable Noncontrolling Interest	661	728
Other stockholders' equity	31,194	31,843
Accumulated other comprehensive loss	(642)	(407)
Total KMI stockholders' equity	30,552	31,436
Noncontrolling interests	440	402
Total stockholders' equity	30,992	31,838
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$69,640	$71,973

Net Debt (1)	$31,618	$32,042

	Adjusted EBITDA Twelve Months Ended
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA	September 30,	December 31,
	2021	2020
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1,754	$119
Total Certain Items	1,245	1,892
DD&A and amortization of excess cost of equity investments	2,220	2,304
Income tax expense (2)	856	588
JV DD&A and income tax expense (2)(3)	377	449
Interest, net (2)	1,527	1,610
Adjusted EBITDA	$7,979	$6,962

Net Debt-to-Adjusted EBITDA	4.0	4.6

Notes
(1)	Amounts exclude: (i) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $90 million and $170 million as of September 30, 2021 and December 31, 2020, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(3)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,069	$1,091	$2,602	$2,284
Certain Items	21	(9)	1,646	993
Natural Gas Pipelines Adjusted Segment EBDA	1,090	1,082	4,248	3,277
Products Pipelines (GAAP)	279	223	792	719
Certain Items	1	46	44	50
Products Pipelines Adjusted Segment EBDA	280	269	836	769
Terminals (GAAP)	216	246	689	732
Certain Items	17	—	17	—
Terminals Adjusted Segment EBDA	233	246	706	732
CO2 (GAAP)	163	156	599	(453)
Certain Items	(9)	(2)	(3)	938
CO2 Adjusted Segment EBDA	154	154	596	485
Total Segment EBDA (GAAP)	1,727	1,716	4,682	3,282
Total Segment EBDA Certain Items	30	35	1,704	1,981
Total Adjusted Segment EBDA	$1,757	$1,751	$6,386	$5,263
Depreciation, depletion and amortization (GAAP)	$(526)	$(539)	$(1,595)	$(1,636)
Amortization of excess cost of equity investments (GAAP)	(21)	(32)	(56)	(99)
DD&A and amortization of excess cost of equity investments	(547)	(571)	(1,651)	(1,735)
JV DD&A	(65)	(91)	(203)	(277)
DD&A and amortization of excess cost of equity investments for DCF	$(612)	$(662)	$(1,854)	$(2,012)
General and administrative (GAAP)	$(174)	$(153)	$(490)	$(461)
Corporate benefit (charges)	7	3	25	(11)
Certain Items	—	11	—	36
General and administrative and corporate charges (1)	$(167)	$(139)	$(465)	$(436)
Interest, net (GAAP)	$(368)	$(383)	$(1,122)	$(1,214)
Certain Items	(8)	(8)	(17)	(8)
Interest, net (1)	$(376)	$(391)	$(1,139)	$(1,222)
Income tax expense (GAAP)	$(134)	$(140)	$(248)	$(304)
Certain Items	(12)	(8)	(439)	(114)
Income tax expense (1)	(146)	(148)	(687)	(418)
Unconsolidated JV income tax expense (1)(2)	(19)	(23)	(67)	(66)
Income tax expense for DCF (1)	$(165)	$(171)	$(754)	$(484)
Net income attributable to NCI (GAAP)	$(16)	$(17)	$(49)	$(45)
NCI associated with Certain Items (3)	—	—	—	—
Net income attributable to NCI (1)	$(16)	$(17)	$(49)	$(45)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Additional JV information
Unconsolidated JV DD&A	$(76)	$(101)	$(236)	$(306)
Less: Consolidated JV partners' DD&A	(11)	(10)	(33)	(29)
JV DD&A	(65)	(91)	(203)	(277)
Unconsolidated JV income tax expense (1)(2)	(19)	(23)	(67)	(66)
JV DD&A and income tax expense (1)	$(84)	$(114)	$(270)	$(343)
Unconsolidated JV cash taxes (2)	$(13)	$(41)	$(47)	$(51)
Unconsolidated JV sustaining capital expenditures	$(29)	$(32)	$(81)	$(84)
Less: Consolidated JV partners' sustaining capital expenditures	(2)	(2)	(5)	(4)
JV sustaining capital expenditures	$(27)	$(30)	$(76)	$(80)

CO2 Segment EBDA (GAAP) to CO2 Segment FCF Reconciliation
CO2 Segment EBDA (GAAP)	$163	$156	$599	$(453)
Certain Items:
Change in fair value of derivative contracts	1	(2)	7	(12)
Loss on impairments	(10)	—	(10)	950
CO2 Segment Certain Items	(9)	(2)	(3)	938
Capital expenditures (4)	(76)	(31)	(160)	(154)
CO2 Segment FCF (1)	$78	$123	$436	$331

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(3)	Three and nine months ended September 30, 2021 and 2020 amounts each include less than $1 million of noncontrolling interests associated with Certain Items.
(4)	Includes sustaining and expansion capital expenditures for our CO2 segment.

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected DCF
(In billions, unaudited)

2021 Projected Guidance
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1.7
Total Certain Items	1.2
DD&A and amortization of excess cost of equity investments for DCF (1)	2.6
Income tax expense for DCF (1)(2)	0.9
Cash taxes (1)	(0.1)
Sustaining capital expenditures (1)	(0.9)
Other items (3)	—
DCF	$5.4

Table 9
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted EBITDA
(In billions, unaudited)

2021 Projected Guidance
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1.7
Total Certain Items	1.2
DD&A and amortization of excess cost of equity investments	2.2
Income tax expense (2)	0.8
JV DD&A and income tax expense (1)	0.5
Interest, net (2)	1.5
Adjusted EBITDA	$7.9

Notes
(1)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs.
(2)	Amounts are adjusted for Certain Items.
(3)	Aggregate adjustments for Other items (such as non-cash pension expense and non-cash compensation associated with our restricted stock program) are currently estimated to be less than $100 million.